Exhibit 99.1
FOR IMMEDIATE RELEASE

SALLIE MAE REPORTS FOURTH-QUARTER AND FULL-YEAR 2012 FINANCIAL RESULTS

NEWARK, Del., Jan. 16, 2013 — Sallie Mae (NASDAQ: SLM), formally SLM Corporation, today released fourth-quarter 2012 and full-year 2012 financial results. Highlights of the year included a 22 percent increase in private education loan originations to $3.3 billion, decreased delinquency rates, the distribution of $237 million of common stock dividends and the repurchase of 58 million common shares.

“Our key 2012 objectives were to grow the private loan franchise, make distributions from our legacy FFELP business, and maintain strong capital and reserves. We accomplished all three, and we continue on this course,” said Albert L. Lord, vice chairman & CEO. “As expected, charge-offs accelerated in the fourth quarter largely due to recent reductions in forbearance. We still view the economy warily and commit to help customers manage their borrowing and succeed in its payoff.”

For the fourth-quarter 2012, GAAP net income was $348 million ($.74 diluted earnings per share), compared with $511 million ($.99 diluted earnings per share) for the year-ago quarter. For 2012, GAAP net income was $939 million ($1.90 diluted earnings per share), compared with $633 million ($1.18 diluted earnings per share) for 2011.

Core earnings for the quarter were $257 million ($.55 diluted earnings per share), compared with $268 million ($.51 diluted earnings per share) for the year-ago quarter.

Core earnings for the year were $1.06 billion ($2.16 per diluted earnings per share), compared with $977 million ($1.83 per diluted earnings per share) for 2011.

Fourth-quarter and full-year 2012 core earnings included higher debt repurchase gains of $43 million and $81 million, respectively, and lower pre-provision net interest income of $59 million and $246 million, respectively. Full-year 2012 core earnings benefitted from a $215 million lower loan loss provision and a $104 million reduction in operating expenses.

Sallie Mae provides core basis earnings because management makes its financial decisions on such measures. The changes in GAAP net income are driven by the same core earnings items discussed above as well as changes in mark-to-market unrealized gains and losses on derivative contracts and amortization and impairment of goodwill and intangible assets that are recognized in GAAP, but not in core earnings results. Fourth-quarter and full-year 2012 GAAP results included gains of $128 million and losses of $194 million, respectively, resulting from derivative accounting treatment that is excluded from core earnings results. In the year-ago periods, these amounts were gains of $377 million and losses of $540 million, respectively.

Consumer Lending

In the consumer lending segment, Sallie Mae originates, finances and services private education loans.

Quarterly core earnings were $46 million compared with core earnings of $63 million in the year-ago quarter. The decline was primarily driven by a $41 million increase in the provision for loan losses.

Fourth-quarter 2012 private education loan portfolio results vs. fourth-quarter 2011 included:

•	Loan originations of $514 million, up 12.5 percent.

•	Delinquencies of 90 days or more of 4.6 percent of loans in repayment, down from 4.9 percent.

•	Loans in forbearance of 3.5 percent of loans in repayment and forbearance, down from 4.4 percent.

•

Annualized charge-off rate of 4.19 percent of loans in repayment, up from 3.52 percent. As first reported last quarter, recent reductions in forbearance usage have produced increases in charge-offs that Sallie Mae expects to decline in 2013.

•	Provision for private education loan losses of $296 million, up from $255 million.

•	Core net interest margin, before loan loss provision, of 4.1 percent, down from 4.2 percent.

•	The portfolio balance, net of loan loss allowance, grew to $37 billion from $36 billion.

Core earnings for 2012 were $278 million, compared with $128 million in 2011.

During 2012, originations were $3.3 billion, up 22 percent.

Business Services

Sallie Mae’s business services segment includes fees from servicing, collections and college savings businesses.

Business services core earnings were $134 million in fourth-quarter 2012, compared with $158 million in the year-ago quarter. The decrease is primarily due to a $25 million gain recognized in the year-ago quarter related to the termination and replacement of the credit card affiliation contract and the lower balance of federally guaranteed student loans (FFELP) serviced by Sallie Mae.

Core earnings were $540 million in 2012, compared with $570 million in 2011.

Federally Guaranteed Student Loans (FFELP)

This segment represents earnings from Sallie Mae’s amortizing portfolio of federally guaranteed student loans.

Core earnings for the segment were $89 million in fourth-quarter 2012, compared with the year-ago quarter’s $109 million.

For 2012, core earnings were $307 million compared with $434 million in 2011.

In 2012, the company acquired $3.7 billion of FFELP loans. At Dec. 31, 2012, the company held $125.6 billion of FFELP loans compared with $138.1 billion at Dec. 31, 2011. Continuing amortization of the outstanding principal balance of the FFELP loan portfolio will result in lower quarterly net interest income over time.

Operating Expenses

Fourth-quarter 2012 operating expenses were $252 million compared with $243 million in the year-ago quarter.

Operating expenses for 2012 were $996 million compared with $1.1 billion for 2011.

Funding and Liquidity

During fourth-quarter 2012, the company issued $2.8 billion in FFELP asset-backed securities (ABS) and $976 million in private education loan ABS.

During 2012, the company issued $9.7 billion in FFELP ABS, $4.2 billion in private education loan ABS, and $2.7 billion of unsecured bonds.

Sallie Mae continues to issue FFELP ABS primarily as a means to finance the redemption of all remaining FFELP loans previously sold into the U.S. Department of Education’s conduit program. The company still expects to redeem all of these loans prior to the conduit program’s Jan. 19, 2014 maturity date, though doing so has and will continue to incrementally increase its financing costs and lower net interest income.

Shareholder Distributions

In fourth-quarter 2012, Sallie Mae paid a common stock dividend of $0.125 per share, resulting in full-year common stock dividends paid of $0.50 per share.

For the fourth-quarter and year ended 2012, Sallie Mae repurchased 9.9 million and 58.0 million shares of common stock for $170 million and $900 million, respectively.

Guidance

The company expects 2013 results to be as follows:

•	Full-year 2013 private education loan originations of at least $4 billion.

•	Fully diluted 2013 core earnings per share of $2.30.

***

Sallie Mae reports financial results on a GAAP basis and also provides certain core earnings performance measures. The difference between the company’s core earnings and GAAP results for the periods presented were the unrealized, mark-to-market gains/losses on derivative contracts and the goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP but not in core earnings results. The company provides core earnings measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. In addition, the company’s equity investors, credit rating agencies and debt capital providers use these core earnings measures to monitor the company’s business performance. See “Core Earnings — Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings. Given the significant variability of valuations of derivative instruments on expected GAAP net income, the company does not provide a GAAP equivalent for its core earnings per share guidance.

Definitions for capitalized terms in this document can be found in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2011 (filed with the SEC on Feb. 27, 2012). Certain reclassifications have been made to the balances as of and for the three months and year ended Dec. 31, 2011, to be consistent with classifications adopted for 2012, and had no effect on net income, total assets or total liabilities.

***

The company will host an earnings conference call tomorrow, Jan. 17, at 8 a.m. EST. Sallie Mae executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. Individuals interested in participating in the call should dial (877) 356-5689 (USA and Canada) or dial (706) 679-0623 (international) and use access code 82116247 starting at 7:45 a.m. EST. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. A replay of the conference call via the company’s website will be available within two hours after the call’s conclusion. A telephone replay may be accessed two hours after the call’s conclusion through Jan. 31, by dialing (855) 859-2056 (USA and Canada) or (404) 537-3406 (international) with access code 82116247.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments, and other details, may be accessed at www.SallieMae.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors”

and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2011, first-quarter, second-quarter and third-quarter Forms 10-Q and subsequent filings with the SEC; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings or the credit ratings of the United States of America; failures of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; failures to successfully implement cost-cutting and restructuring initiatives and adverse effects of such initiatives on its business; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from banks and other consumer lenders; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets vs. its funding arrangements; changes in general economic conditions; and changes in the demand for debt management services. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in its expectations.

***

Sallie Mae (NASDAQ: SLM) is the nation’s No. 1 financial services company specializing in education. Celebrating 40 years of making a difference, Sallie Mae continues to turn education dreams into reality for American families, today serving 25 million customers. With products and services that include 529 college savings plans, Upromise rewards, scholarship search and planning tools, education loans, insurance, and online banking, Sallie Mae offers solutions that help families save, plan, and pay for college. Sallie Mae also provides financial services to hundreds of college campuses as well as to federal and state governments. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

###

Contact:

Media:	Patricia Nash Christel, (302) 283-4076, patricia.christel@SallieMae.com Martha Holler, (302) 283-4036, martha.holler@SallieMae.com
Investors:	Joe Fisher, (302) 283-4075, joe.fisher@SallieMae.com Steven McGarry, (302) 283-4074, steven.j.mcgarry@SallieMae.com

# # #

Selected Financial Information and Ratios

(Unaudited)

	Quarters Ended			Years Ended
(In millions, except per share data)	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011

GAAP Basis
Net income attributable to SLM Corporation	$348	$188	$511	$939	$633
Diluted earnings per common share attributable to SLM Corporation	$.74	$.39	$.99	$1.90	$1.18
Weighted average shares used to compute diluted earnings per share	463	471	514	483	523
Return on assets	.79%	.42%	1.09%	.52%	.33%

“Core Earnings” Basis(1)
“Core Earnings” attributable to SLM Corporation	$257	$277	$268	$1,062	$977
“Core Earnings” diluted earnings per common share attributable to SLM Corporation	$.55	$.58	$.51	$2.16	$1.83
Weighted average shares used to compute diluted earnings per share	463	471	514	483	523
“Core Earnings” return on assets	.58%	.62%	.57%	.59%	.51%

Other Operating Statistics
Ending FFELP Loans, net	$125,612	$127,747	$138,130	$125,612	$138,130
Ending Private Education Loans, net	36,934	37,101	36,290	36,934	36,290

Ending total student loans, net	$162,546	$164,848	$174,420	$162,546	$174,420

Average student loans	$164,800	$167,166	$176,567	$169,815	$180,064

(1)

“Core Earnings” are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations” and subsequent sections.

Results of Operations

We present the results of operations below on a consolidated basis in accordance with GAAP. The presentation of our results on a segment basis is not in accordance with GAAP. We have four business segments: Consumer Lending, Business Services, FFELP Loans and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ — Definition and Limitations”).

GAAP Statements of Income (Unaudited)

				December 31, 2012 vs. September 30, 2012		December 31, 2012 vs. December 31, 2011
	Quarters Ended			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	December 31, 2012	September 30, 2012	December 31, 2011	$	%	$	%
Interest income:
FFELP Loans	$792	$840	$876	$(48)	(6)%	$(84)	(10)%
Private Education Loans	625	615	616	10	2	9	1
Other loans	4	4	5	—	—	(1)	(20)
Cash and investments	5	5	5	—	—	—	—

Total interest income	1,426	1,464	1,502	(38)	(3)	(76)	(5)
Total interest expense	594	645	623	(51)	(8)	(29)	(5)

Net interest income	832	819	879	13	2	(47)	(5)
Less: provisions for loan losses	314	270	292	44	16	22	8

Net interest income after provisions for loan losses	518	549	587	(31)	(6)	(69)	(12)
Other income (loss):
Losses on loans and investments, net	—	—	(35)	—	—	35	(100)
Gains (losses) on derivative and hedging activities, net	(28)	(233)	272	205	(88)	(300)	(110)
Servicing revenue	92	94	94	(2)	(2)	(2)	(2)
Contingency revenue	95	85	85	10	12	10	12
Gains on debt repurchases	43	44	—	(1)	(2)	43	100
Other income	52	3	43	49	1,633	9	21

Total other income (loss)	254	(7)	459	261	3,729	(205)	(45)
Expenses:
Operating expenses	252	244	243	8	3	9	4
Goodwill and acquired intangible assets impairment and amortization expense	14	5	5	9	180	9	180
Restructuring expenses	2	2	3	—	—	(1)	(33)

Total expenses	268	251	251	17	7	17	7
Income from continuing operations before income tax expense	504	291	795	213	73	(291)	(37)
Income tax expense	156	104	285	52	50	(129)	(45)

Net income from continuing operations	348	187	510	161	86	(162)	(32)
Income from discontinued operations, net of tax expense	—	—	1	—	—	(1)	(100)

Net income	348	187	511	161	86	(163)	(32)
Less: net loss attributable to noncontrolling interest	—	(1)	—	1	100	—	—

Net income attributable to SLM Corporation	348	188	511	160	85	(163)	(32)
Preferred stock dividends	5	5	5	—	—	—	—

Net income attributable to SLM Corporation common stock	$343	$183	$506	$160	87%	$(163)	(32)%

Basic earnings per common share attributable to SLM Corporation:
Continuing operations	$.75	$.39	$1.00	$.36	92%	$(.25)	(25)%
Discontinued operations	—	—	—	—	—	—	—

Total	$.75	$.39	$1.00	$.36	92%	$(.25)	(25)%

Diluted earnings per common share attributable to SLM Corporation:
Continuing operations	$.74	$.39	$.99	$.35	90%	$(.25)	(25)%
Discontinued operations	—	—	—	—	—	—	—

Total	$.74	$.39	$.99	$.35	90%	$(.25)	(25)%

Dividends per common share attributable to SLM Corporation	$.125	$.125	$.10	$—	—%	$.025	25%

	Years Ended December 31,		Increase (Decrease)
(In millions, except per share data)	2012	2011	$	%
Interest income:
FFELP Loans	$3,251	$3,461	$(210)	(6)%
Private Education Loans	2,481	2,429	52	2
Other loans	16	21	(5)	(24)
Cash and investments	21	19	2	11

Total interest income	5,769	5,930	(161)	(3)
Total interest expense	2,561	2,401	160	7

Net interest income	3,208	3,529	(321)	(9)
Less: provisions for loan losses	1,080	1,295	(215)	(17)

Net interest income after provisions for loan losses	2,128	2,234	(106)	(5)
Other income (loss):
Losses on loans and investments, net	—	(35)	35	(100)
Losses on derivative and hedging activities, net	(628)	(959)	331	(35)
Servicing revenue	376	381	(5)	(1)
Contingency revenue	356	333	23	7
Gains on debt repurchases	145	38	107	282
Other income	92	68	24	35

Total other income (loss)	341	(174)	515	296
Expenses:
Operating expenses	996	1,100	(104)	(9)
Goodwill and acquired intangible assets impairment and amortization expense	28	24	4	17
Restructuring expenses	12	9	3	33

Total expenses	1,036	1,133	(97)	(9)
Income from continuing operations before income tax expense	1,433	927	506	55
Income tax expense	497	328	169	52

Net income from continuing operations	936	599	337	56
Income from discontinued operations, net of tax expense	1	33	(32)	(97)

Net income	937	632	305	48
Less: net loss attributable to noncontrolling interest	(2)	(1)	(1)	100

Net income attributable to SLM Corporation	939	633	306	48
Preferred stock dividends	20	18	2	11

Net income attributable to common stock	$919	$615	$304	49%

Basic earnings per common share attributable to SLM Corporation:
Continuing operations	$1.93	$1.13	$.80	71%
Discontinued operations	—	.06	(.06)	(100)

Total	$1.93	$1.19	$.74	62%

Diluted earnings per common share attributable to SLM Corporation:
Continuing operations	$1.90	$1.12	$.78	70%
Discontinued operations	—	.06	(.06)	(100)

Total	$1.90	$1.18	$.72	61%

Dividends per common share attributable to SLM Corporation	$.50	$.30	$.20	67%

GAAP Balance Sheet (Unaudited)

(In millions, except share and per share data)	December 31, 2012	September 30, 2012	December 31, 2011

Assets
FFELP Loans (net of allowance for losses of $159; $166 and $187, respectively)	$125,612	$127,747	$138,130
Private Education Loans (net of allowance for losses of $2,171; $2,196 and $2,171, respectively)	36,934	37,101	36,290
Cash and investments	4,982	4,283	3,916
Restricted cash and investments	5,011	6,331	5,873
Goodwill and acquired intangible assets, net	448	462	478
Other assets	8,273	8,279	8,658

Total assets	$181,260	$184,203	$193,345

Liabilities
Short-term borrowings	$19,856	$20,457	$29,573
Long-term borrowings	152,401	154,786	154,393
Other liabilities	3,937	4,014	4,128

Total liabilities	176,194	179,257	188,094

Commitments and contingencies

Equity
Preferred stock, par value $.20 per share, 20 million shares authorized:
Series A: 3.3 million; 3.3 million and 3.3 million shares, respectively, issued at stated value of $50 per share	165	165	165
Series B: 4 million; 4 million and 4 million shares, respectively, issued at stated value of $100 per share	400	400	400
Common stock, par value $.20 per share, 1.125 billion shares authorized: 536 million; 534 million and 529 million shares, respectively, issued	107	107	106
Additional paid-in capital	4,237	4,219	4,136
Accumulated other comprehensive loss, net of tax benefit	(6)	(8)	(14)
Retained earnings	1,451	1,165	770

Total SLM Corporation stockholders’ equity before treasury stock	6,354	6,048	5,563
Less: Common stock held in treasury: 83 million; 72 million and 20 million shares, respectively	(1,294)	(1,108)	(320)

Total SLM Corporation stockholders’ equity	5,060	4,940	5,243
Noncontrolling interest	6	6	8

Total equity	5,066	4,946	5,251

Total liabilities and equity	$181,260	$184,203	$193,345

Consolidated Earnings Summary — GAAP basis

Three Months Ended December 31, 2012 Compared with Three Months Ended December 31, 2011

For the three months ended December 31, 2012, net income was $348 million, or $.74 diluted earnings per common share, compared with net income of $511 million, or $.99 diluted earnings per common share, for the three months ended December 31, 2011. The decrease in net income was primarily due to a $300 million decrease in net gains on derivative and hedging activities, a $47 million decline in net interest income and a $22 million increase in provisions for loan losses, which were partially offset by a $43 million increase in gains on debt repurchases and a $35 million decrease in losses on loans and investments, net.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•

Net interest income declined by $47 million primarily due to a $12.4 billion decline in average FFELP Loans outstanding and higher funding costs, which were partly due to refinancing debt into longer term liabilities. The decline in average FFELP Loans outstanding was driven by normal loan amortization as well as $5.2 billion of loans that were consolidated by the U. S. Department of Education (“ED”) in 2012 under their Special Direct Consolidation Loan Initiative (“SDCL”). (See “FFELP Loans Segment” for further discussion.)

•

Provisions for loan losses increased by $22 million, primarily as a result of higher than expected Private Education Loan charge-offs in the current quarter. In second-quarter 2012, Sallie Mae increased its focus on encouraging its borrowers to enter repayment plans in lieu of additional forbearance usage to better help borrowers manage their overall payment obligations. This change was expected to, and resulted in, an increase in charge-offs in fourth-quarter 2012 which are expected to decline in 2013. See “Consumer Lending Segment — Private Education Loan Provision for Loan Losses and Charge-offs” for a further discussion of this change and impact.

•

We did not incur any losses on loans and investments in the current quarter. In the fourth quarter of 2011 we recorded $26 million of impairment on certain investments in aircraft leveraged leases. The fourth quarter of 2011 also had a $9 million mark-to-market loss related to classifying $12 million of non-U.S. dollar denominated student loans as held-for-sale.

•

Gains (losses) on derivative and hedging activities resulted in a net loss of $28 million in the current quarter compared with a net gain of $272 million in the year-ago quarter. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•

Gains on debt repurchases increased $43 million as we repurchased more debt in the current period. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•

The effective tax rates for the fourth quarters of 2012 and 2011 were 31 percent and 36 percent, respectively. The movement in the effective tax rate was primarily driven by the impact of state law changes recorded in the current period.

In addition, we repurchased 9.9 million shares of our common stock during the fourth-quarter 2012, and 58.0 million shares during the full year, as part of a common share repurchase program. Primarily as a result of these repurchases, our average outstanding diluted shares decreased by 51 million common shares.

Year Ended December 31, 2012 Compared with Year Ended December 31, 2011

For the years ended December 31, 2012 and 2011, net income was $939 million, or $1.90 diluted earnings per common share, and $633 million, or $1.18 diluted earnings per common share, respectively. The increase in net income was primarily due to a $331 million decrease in net losses on derivative and hedging activities, a

$215 million decrease in provisions for loan losses, a $104 million decrease in operating expenses and a $107 million increase in gains on debt repurchases, which more than offset the $321 million decline in net interest income.

The primary contributors to each of the identified drivers of changes in net income for the current year-end period compared with the year-ago period are as follows:

•

Net interest income declined by $321 million primarily due to an $11 billion reduction in average FFELP Loans outstanding, higher cost of funds, which were partly due to refinancing debt into longer term liabilities, as well as the impact from the acceleration of $50 million of non-cash loan premium amortization in the second-quarter 2012 related to SDCL (see “FFELP Loans Segment” for further discussion). The decline in FFELP Loans outstanding was driven by normal loan amortization as well as loans that were consolidated under SDCL.

•

Provisions for loan losses decreased by $215 million primarily as a result of overall improvements in the credit quality and delinquency trends of the Private Education Loan portfolio. In second-quarter 2012, Sallie Mae increased its focus on encouraging its borrowers to enter repayment plans in lieu of additional forbearance usage to better help borrowers manage their overall payment obligations. This change was expected to, and resulted in, an increase in charge-offs in fourth-quarter 2012 which are expected to decline in 2013. See “Consumer Lending Segment — Private Education Loan Provision for Loan Losses and Charge-offs” for a further discussion of this change and impact.

•	Losses on loans and investments, net, declined $35 million for the same reasons discussed above related to the fourth quarter of 2012.

•

Net losses on derivative and hedging activities decreased by $331 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•

Gains on debt repurchases increased $107 million as we repurchased more debt in the current period. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•	Operating expenses decreased $104 million primarily due to the current-year benefit of the cost-cutting efforts we implemented throughout 2011.

•	Net income from discontinued operations decreased $32 million due to the sale of our Purchased Paper — Non-Mortgage portfolio in 2011.

In addition, we repurchased 58.0 million shares and 19.1 million shares of our common stock during the years ended December 31, 2012 and 2011, respectively, as part of our common share repurchase program. Primarily as a result of these repurchases, our average outstanding diluted shares decreased by 40 million common shares.

“Core Earnings” — Definition and Limitations

We prepare financial statements in accordance with GAAP. However, we also evaluate our business segments on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage each business segment because “Core Earnings” reflect adjustments to GAAP financial results for two items, discussed below, that create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information as we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. The two items for which we adjust our “Core Earnings” presentations are (1) our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness and (2) the accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, rating agencies, lenders and investors to assess performance.

Specific adjustments that management makes to GAAP results to derive our “Core Earnings” basis of presentation are described in detail in the section titled “‘Core Earnings’ — Definition and Limitations — Differences between ‘Core Earnings’ and GAAP” below.

The following tables show “Core Earnings” for each business segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	Quarter Ended December 31, 2012
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$625	$—	$654	$—	$—	$1,279	$215	$(77)	$138	$1,417
Other loans	—	—	—	4	—	4	—	—	—	4
Cash and investments	1	3	3	—	(2)	5	—	—	—	5

Total interest income	626	3	657	4	(2)	1,288	215	(77)	138	1,426
Total interest expense	207	—	360	9	(2)	574	20	—	20	594

Net interest income (loss)	419	3	297	(5)	—	714	195	(77)	118	832
Less: provisions for loan losses	296	—	18	—	—	314	—	—	—	314

Net interest income (loss) after provisions for loan losses	123	3	279	(5)	—	400	195	(77)	118	518
Servicing revenue	11	218	21	—	(158)	92	—	—	—	92
Contingency revenue	—	95	—	—	—	95	—	—	—	95
Gains on debt repurchases	—	—	—	43	—	43	—	—	—	43
Other income (loss)	—	10	—	4	—	14	(195)	205 (4)	10	24

Total other income (loss)	11	323	21	47	(158)	244	(195)	205	10	254
Expenses:
Direct operating expenses	65	121	165	1	(158)	194	—	—	—	194
Overhead expenses	—	—	—	58	—	58	—	—	—	58

Operating expenses	65	121	165	59	(158)	252	—	—	—	252
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	—	14	14	14
Restructuring expenses	—	2	—	—	—	2	—	—	—	2

Total expenses	65	123	165	59	(158)	254	—	14	14	268

Income (loss) from continuing operations, before income tax expense (benefit)	69	203	135	(17)	—	390	—	114	114	504
Income tax expense (benefit)(3)	23	69	46	(5)	—	133	—	23	23	156

Net income (loss) from continuing operations	46	134	89	(12)	—	257	—	91	91	348
Income from discontinued operations, net of tax expense	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$46	$134	$89	$(12)	$—	$257	$—	$91	$91	$348

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended December 31, 2012
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$118	$—	$118
Total other income	10	—	10
Goodwill and acquired intangible assets impairment and amortization	—	14	14

Total “Core Earnings” adjustments to GAAP	$128	$(14)	114

Income tax expense			23

Net income			$91

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents the $167 million of “unrealized gains on derivative and hedging activities, net” as well as $38 million of “other derivative accounting adjustments.”

	Quarter Ended September 30, 2012
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments				Total GAAP
							Reclassifications	Additions/ (Subtractions)		Total Adjustments(2)
Interest income:
Student loans	$615	$—	$712	$—	$—	$1,327	$206	$(78)		$128	$1,455
Other loans	—	—	—	4	—	4	—	—		—	4
Cash and investments	1	3	3	—	(2)	5	—	—		—	5

Total interest income	616	3	715	4	(2)	1,336	206	(78)		128	1,464
Total interest expense	209	—	399	12	(2)	618	26	1	(4)	27	645

Net interest income (loss)	407	3	316	(8)	—	718	180	(79)		101	819
Less: provisions for loan losses	252	—	18	—	—	270	—	—		—	270

Net interest income (loss) after provisions for loan losses	155	3	298	(8)	—	448	180	(79)		101	549
Servicing revenue	12	224	22	—	(164)	94	—	—		—	94
Contingency revenue	—	85	—	—	—	85	—	—		—	85
Gains on debt repurchases	—	—	—	44	—	44	—	—		—	44
Other income (loss)	—	7	—	4	—	11	(180)	(61	)(5)	(241)	(230)

Total other income (loss)	12	316	22	48	(164)	234	(180)	(61)		(241)	(7)
Expenses:
Direct operating expenses	67	112	171	3	(164)	189	—	—		—	189
Overhead expenses	—	—	—	55	—	55	—	—		—	55

Operating expenses	67	112	171	58	(164)	244	—	—		—	244
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	—	5		5	5
Restructuring expenses	1	1	—	—	—	2	—	—		—	2

Total expenses	68	113	171	58	(164)	246	—	5		5	251

Income (loss) from continuing operations, before income tax expense (benefit)	99	206	149	(18)	—	436	—	(145)		(145)	291
Income tax expense (benefit)(3)	36	76	55	(7)	—	160	—	(56)		(56)	104

Net income (loss) from continuing operations	63	130	94	(11)	—	276	—	(89)		(89)	187
Income from discontinued operations, net of tax expense	—	—	—	—	—	—	—	—		—	—

Net income (loss)	63	130	94	(11)	—	276	—	(89)		(89)	187
Less: net loss attributable to noncontrolling interest	—	(1)	—	—	—	(1)	—	—		—	(1)

Net income (loss) attributable to SLM Corporation	$63	$131	$94	$(11)	$—	$277	$—	$(89)		$(89)	$188

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended September 30, 2012
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$101	$—	$101
Total other loss	(241)	—	(241)
Goodwill and acquired intangible assets impairment and amortization	—	5	5

Total “Core Earnings” adjustments to GAAP	$(140)	$(5)	(145)

Income tax benefit			(56)

Net loss			$(89)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $(9) million of “other derivative accounting adjustments.”

(5)	Represents the $(53) million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $(9) million of “other derivative accounting adjustments.”

	Quarter Ended December 31, 2011
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$616	$—	$746	$—	$—	$1,362	$229	$(99)	$130	$1,492
Other loans	—	—	—	5	—	5	—	—	—	5
Cash and investments	2	3	2	1	(3)	5	—	—	—	5

Total interest income	618	3	748	6	(3)	1,372	229	(99)	130	1,502
Total interest expense	201	—	392	9	(3)	599	21	3 (4)	24	623

Net interest income (loss)	417	3	356	(3)	—	773	208	(102)	106	879
Less: provisions for loan losses	255	—	19	18	—	292	—	—	—	292

Net interest income (loss) after provisions for loan losses	162	3	337	(21)	—	481	208	(102)	106	587
Servicing revenue	16	238	19	1	(180)	94	—	—	—	94
Contingency revenue	—	85	—	—	—	85	—	—	—	85
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—
Other income (loss)	(9)	40	1	(23)	—	9	(208)	479 (5)	271	280

Total other income (loss)	7	363	20	(22)	(180)	188	(208)	479	271	459
Expenses:
Direct operating expenses	67	114	184	3	(180)	188	—	—	—	188
Overhead expenses	—	—	1	54	—	55	—	—	—	55

Operating expenses	67	114	185	57	(180)	243	—	—	—	243
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	—	5	5	5
Restructuring expenses	1	1	—	1	—	3	—	—	—	3

Total expenses	68	115	185	58	(180)	246	—	5	5	251

Income (loss) from continuing operations, before income tax expense (benefit)	101	251	172	(101)	—	423	—	372	372	795
Income tax expense (benefit)(3)	38	93	63	(38)	—	156	—	129	129	285

Net income (loss) from continuing operations	63	158	109	(63)	—	267	—	243	243	510
Income from discontinued operations, net of tax expense	—	—	—	1	—	1	—	—	—	1

Net income (loss)	$63	$158	$109	$(62)	$—	$268	$—	$243	$243	$511

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended December 31, 2011
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$106	$—	$106
Total other income	271	—	271
Goodwill and acquired intangible assets impairment and amortization	—	5	5

Total “Core Earnings” adjustments to GAAP	$377	$(5)	372

Income tax expense			129

Net income			$243

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $(4) million of “other derivative accounting adjustments.”

(5)	Represents the $480 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $(4) million of “other derivative accounting adjustments.”

	Year Ended December 31, 2012
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$2,481	$—	$2,744	$—	$—	$5,225	$858	$(351)	$507	$5,732
Other loans	—	—	—	16	—	16	—	—	—	16
Cash and investments	7	10	11	3	(10)	21	—	—	—	21

Total interest income	2,488	10	2,755	19	(10)	5,262	858	(351)	507	5,769
Total interest expense	825	—	1,591	38	(10)	2,444	115	2 (4)	117	2,561

Net interest income (loss)	1,663	10	1,164	(19)	—	2,818	743	(353)	390	3,208
Less: provisions for loan losses	1,008	—	72	—	—	1,080	—	—	—	1,080

Net interest income (loss) after provisions for loan losses	655	10	1,092	(19)	—	1,738	743	(353)	390	2,128
Servicing revenue	46	910	90	—	(670)	376	—	—	—	376
Contingency revenue	—	356	—	—	—	356	—	—	—	356
Gains on debt repurchases	—	—	—	145	—	145	—	—	—	145
Other income (loss)	—	33	—	15	—	48	(743)	159 (5)	(584)	(536)

Total other income (loss)	46	1,299	90	160	(670)	925	(743)	159	(584)	341
Expenses:
Direct operating expenses	265	462	702	7	(670)	766	—	—	—	766
Overhead expenses	—	—	—	230	—	230	—	—	—	230

Operating expenses	265	462	702	237	(670)	996	—	—	—	996
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	—	28	28	28
Restructuring expenses	2	6	—	4	—	12	—	—	—	12

Total expenses	267	468	702	241	(670)	1,008	—	28	28	1,036

Income (loss) from continuing operations, before income tax expense (benefit)	434	841	480	(100)	—	1,655	—	(222)	(222)	1,433
Income tax expense (benefit)(3)	156	303	173	(36)	—	596	—	(99)	(99)	497

Net income (loss) from continuing operations	278	538	307	(64)	—	1,059	—	(123)	(123)	936
Income from discontinued operations, net of tax expense	—	—	—	1	—	1	—	—	—	1

Net income (loss)	278	538	307	(63)	—	1,060	—	(123)	(123)	937
Less: net loss attributable to noncontrolling interest	—	(2)	—	—	—	(2)	—	—	—	(2)

Net income (loss) attributable to SLM Corporation	$278	$540	$307	$(63)	$—	$1,062	$—	$(123)	$(123)	$939

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Year Ended December 31, 2012
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$390	$—	$390
Total other loss	(584)	—	(584)
Goodwill and acquired intangible assets impairment and amortization	—	28	28

Total “Core Earnings” adjustments to GAAP	$(194)	$(28)	(222)

Income tax benefit			(99)

Net loss			$(123)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $42 million of “other derivative accounting adjustments.”

(5)	Represents the $115 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $42 million of “other derivative accounting adjustments.”

	Year Ended December 31, 2011
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments				Total GAAP
							Reclassifications	Additions/ (Subtractions)		Total Adjustments(2)
Interest income:
Student loans	$2,429	$—	$2,914	$—	$—	$5,343	$902	$(355)		$547	$5,890
Other loans	—	—	—	21	—	21	—	—		—	21
Cash and investments	9	11	5	5	(11)	19	—	—		—	19

Total interest income	2,438	11	2,919	26	(11)	5,383	902	(355)		547	5,930
Total interest expense	804	—	1,472	54	(11)	2,319	71	11	(4)	82	2,401

Net interest income	1,634	11	1,447	(28)	—	3,064	831	(366)		465	3,529
Less: provisions for loan losses	1,179	—	86	30	—	1,295	—	—		—	1,295

Net interest income after provisions for loan losses	455	11	1,361	(58)	—	1,769	831	(366)		465	2,234
Servicing revenue	64	970	85	1	(739)	381	—	—		—	381
Contingency revenue	—	333	—	—	—	333	—	—		—	333
Gains on debt repurchases	—	—	—	64	—	64	(26)	—		(26)	38
Other income (loss)	(9)	70	1	(9)	—	53	(805)	(174	)(5)	(979)	(926)

Total other income (loss)	55	1,373	86	56	(739)	831	(831)	(174)		(1,005)	(174)
Expenses:
Direct operating expenses	304	482	760	12	(739)	819	—	—		—	819
Overhead expenses	—	—	—	281	—	281	—	—		—	281

Operating expenses	304	482	760	293	(739)	1,100	—	—		—	1,100
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	—	24		24	24
Restructuring expenses	3	3	1	2	—	9	—	—		—	9

Total expenses	307	485	761	295	(739)	1,109	—	24		24	1,133

Income (loss) from continuing operations, before income tax expense (benefit)	203	899	686	(297)	—	1,491	—	(564)		(564)	927
Income tax expense (benefit)(3)	75	330	252	(109)	—	548	—	(220)		(220)	328

Net income (loss) from continuing operations	128	569	434	(188)	—	943	—	(344)		(344)	599
Income from discontinued operations, net of taxes	—	—	—	33	—	33	—	—		—	33

Net income (loss)	128	569	434	(155)	—	976	—	(344)		(344)	632
Less: loss attributable to noncontrolling interest	—	(1)	—	—	—	(1)	—	—		—	(1)

Net income (loss) attributable to SLM Corporation	$128	$570	$434	$(155)	$—	$977	$—	$(344)		$(344)	$633

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Year Ended December 31, 2011
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$465	$—	$465
Total other loss	(1,005)	—	(1,005)
Goodwill and acquired intangible assets impairment and amortization	—	24	24

Total “Core Earnings” adjustments to GAAP	$(540)	$(24)	(564)

Income tax benefit			(220)

Net loss			$(344)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $(32) million of “other derivative accounting adjustments.”

(5)	Represents the $(153) million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $(32) million of “other derivative accounting adjustments.”

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income (loss) and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
“Core Earnings” adjustments to GAAP:
Net impact of derivative accounting	$128	$(140)	$377	$(194)	$(540)
Net impact of goodwill and acquired intangible assets	(14)	(5)	(5)	(28)	(24)
Net tax effect	(23)	56	(129)	99	220

Total “Core Earnings” adjustments to GAAP	$91	$(89)	$243	$(123)	$(344)

1)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These unrealized gains and losses occur in our Consumer Lending, FFELP Loans and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and “Core Earnings” net income.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income(1)	$(28)	$(233)	$272	$(628)	$(959)
Plus: Realized losses on derivative and hedging activities, net(1)	195	180	208	743	806

Unrealized gains (losses) on derivative and hedging activities, net(2)	167	(53)	480	115	(153)
Amortization of net premiums on Floor Income Contracts in net interest income for “Core Earnings”	(77)	(78)	(99)	(351)	(355)
Other derivative accounting adjustments(3)	38	(9)	(4)	42	(32)

Total net impact of derivative accounting(4)	$128	$(140)	$377	$(194)	$(540)

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	Unrealized gains (losses) on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Floor Income Contracts	$237	$(12)	$215	$412	$(267)
Basis swaps	(10)	(7)	28	(66)	104
Foreign currency hedges	(55)	(22)	229	(199)	(32)
Other	(5)	(12)	8	(32)	42

Total unrealized gains (losses) on derivative and hedging activities, net	$167	$(53)	$480	$115	$(153)

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for “Core Earnings” and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under “Core Earnings” and, as a result, such gains or losses are amortized into “Core Earnings” over the life of the hedged item.

(4)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our “Core Earnings” presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to student loan interest income and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(215)	$(206)	$(229)	$(858)	$(902)
Net settlement income on interest rate swaps reclassified to net interest income	20	26	21	115	71
Foreign exchange derivative gains reclassified to other income	—	—	—	—	—
Net realized gains (losses) on terminated derivative contracts reclassified to other income	—	—	—	—	25

Total reclassifications of realized losses on derivative and hedging activities	$(195)	$(180)	$(208)	$(743)	$(806)

Cumulative Impact of Derivative Accounting under GAAP compared to “Core Earnings”

As of December 31, 2012, derivative accounting has reduced GAAP equity by approximately $1.1 billion as a result of cumulative net unrealized losses (after tax) recognized under GAAP, but not in “Core Earnings.” The following table rolls forward the cumulative impact to GAAP equity due to these unrealized after tax net losses related to derivative accounting.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Beginning impact of derivative accounting on GAAP equity	$(1,183)	$(1,098)	$(1,232)	$(977)	$(676)
Net impact of net unrealized gains (losses) under derivative accounting(1)	103	(85)	255	(103)	(301)

Ending impact of derivative accounting on GAAP equity	$(1,080)	$(1,183)	$(977)	$(1,080)	$(977)

(1)	Net impact of net unrealized gains (losses) under derivative accounting is composed of the following:

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Total pre-tax net impact of derivative accounting recognized in net income(a)	$128	$(140)	$377	$(194)	$(540)
Tax impact of derivative accounting adjustments recognized in net income	(28)	53	(131)	82	208
Change in unrealized gain (losses) on derivatives, net of tax recognized in other comprehensive income	3	2	9	9	31

Net impact of net unrealized gains (losses) under derivative accounting	$103	$(85)	$255	$(103)	$(301)

(a)	See “‘Core Earnings’ derivative adjustments” table above.

Net Floor premiums received on Floor Income Contracts that have not been amortized into “Core Earnings” as of the respective year-ends are presented in the table below. These net premiums will be recognized in “Core Earnings” in future periods and are presented net of tax. As of December 31, 2012, the remaining amortization term of the net floor premiums was approximately 3.5 years for existing contracts. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

	As of
(Dollars in millions)	December 30, 2012	September 30, 2012	December 31, 2011
Unamortized net Floor premiums (net of tax)	$(551)	$(600)	$(772)

2)	Goodwill and Acquired Intangible Assets: Our “Core Earnings” exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the acquired intangible asset adjustments.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
“Core Earnings” goodwill and acquired intangible asset adjustments(1)	$(14)	$(5)	$(5)	$(28)	$(24)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income.

Business Segment Earnings Summary — “Core Earnings” Basis

Consumer Lending Segment

The following table shows “Core Earnings” results for our Consumer Lending segment.

	Quarters Ended			% Increase (Decrease)		Years Ended		% Increase (Decrease)
(Dollars in millions)	Dec. 31, 2012	Sept. 30, 2012	Dec. 31, 2011	Dec. 31, 2012 vs. Sept. 30, 2012	Dec. 31, 2012 vs. Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011	Dec. 31, 2012 vs. Dec. 31, 2011
“Core Earnings” interest income:
Private Education Loans	$625	$615	$616	2%	1%	$2,481	$2,429	2%
Cash and investments	1	1	2	—	(50)	7	9	(22)

Total “Core Earnings” interest income	626	616	618	2	1	2,488	2,438	2
Total “Core Earnings” interest expense	207	209	201	(1)	3	825	804	3

Net “Core Earnings” interest income	419	407	417	3	—	1,663	1,634	2
Less: provision for loan losses	296	252	255	17	16	1,008	1,179	(15)

Net “Core Earnings” interest income after provision for loan losses	123	155	162	(21)	(24)	655	455	44
Servicing revenue	11	12	16	(8)	(31)	46	64	(28)
Other income (loss)	—	—	(9)	—	(100)	—	(9)	(100)

Total other income	11	12	7	(8)	57	46	55	(16)
Direct operating expenses	65	67	67	(3)	(3)	265	304	(13)
Restructuring expenses	—	1	1	(100)	(100)	2	3	(33)

Total expenses	65	68	68	(4)	(4)	267	307	(13)

Income before income tax expense	69	99	101	(30)	(32)	434	203	114
Income tax expense	23	36	38	(36)	(39)	156	75	108

“Core Earnings”	$46	$63	$63	(27)%	(27)%	$278	$128	117%

Consumer Lending Net Interest Margin

The following table shows the Consumer Lending “Core Earnings” net interest margin along with reconciliation to the GAAP basis Consumer Lending net interest margin before provision for loan losses.

	Quarters Ended			Years Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
“Core Earnings” basis Private Education Loan yield	6.34%	6.35%	6.34%	6.36%	6.34%
Discount amortization	.22	.17	.22	.22	.23

“Core Earnings” basis Private Education Loan net yield	6.56	6.52	6.56	6.58	6.57
“Core Earnings” basis Private Education Loan cost of funds	(2.02)	(2.08)	(1.99)	(2.04)	(1.99)

“Core Earnings” basis Private Education Loan spread	4.54	4.44	4.57	4.54	4.58
“Core Earnings” basis other interest-earning asset spread impact	(.47)	(.39)	(.41)	(.41)	(.49)

“Core Earnings” basis Consumer Lending net interest margin(1)	4.07%	4.05%	4.16%	4.13%	4.09%

“Core Earnings” basis Consumer Lending net interest margin(1)	4.07%	4.05%	4.16%	4.13%	4.09%
Adjustment for GAAP accounting treatment(2)	(.05)	(.08)	(.13)	(.10)	(.08)

GAAP basis Consumer Lending net interest margin(1)	4.02%	3.97%	4.03%	4.03%	4.01%

(1)	The average balances of our Consumer Lending “Core Earnings” basis interest-earning assets for the respective periods are:

	Quarters Ended			Years Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
(Dollars in millions)
Private Education Loans	$37,926	$37,545	$37,259	$37,691	$36,955
Other interest-earning assets	2,977	2,436	2,517	2,572	3,015

Total Consumer Lending “Core Earnings” basis interest-earning assets	$40,903	$39,981	$39,776	$40,263	$39,970

(2)

Represents the reclassification of periodic interest accruals on derivative contracts from net interest income to other income and other derivative accounting adjustments. For further discussion of these adjustments, see section titled “‘Core Earnings’ — Definition and Limitations — Difference between ‘Core Earnings’ and GAAP” above.

The change in the “Core Earnings” basis Consumer Lending net interest margin compared to prior-year periods is primarily due to spread impacts from changes in the average balances of our other interest-earning assets. These assets consist primarily of securitization trust restricted cash and cash held at Sallie Mae Bank (the “Bank”). Our other interest-earning asset portfolio yields a negative net interest margin and, as a result, when its relative weighting changes compared to the Private Education Loan portfolio, the overall net interest margin is impacted.

Private Education Loan Provision for Loan Losses and Charge-Offs

The following table summarizes the Private Education Loan provision for loan losses and charge-offs.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Private Education Loan provision for loan losses	$296	$252	$255	$1,008	$1,179
Private Education Loan charge-offs	$329	$250	$263	$1,037	$1,072

In establishing the allowance for Private Education Loan losses as of December 31, 2012, we considered several factors with respect to our Private Education Loan portfolio. In particular as compared with the year-ago periods, we continue to see improving credit quality and continuing positive delinquency trends in connection with this portfolio. Improving credit quality is seen in higher FICO scores and cosigner rates as well as a more seasoned portfolio. Total loans delinquent (as a percentage of loans in repayment) has decreased to 9.3 percent from 10.1 percent in the year-ago quarter. Loans greater than 90 days delinquent (as a percentage of loans in repayment) has decreased to 4.6 percent from 4.9 percent in the year-ago quarter.

The charge-off rate in the fourth-quarter 2012 increased to 4.19 percent compared with 3.52 percent in the year-ago quarter. The increase in charge-offs in the current quarter compared with the year-ago quarter was expected to occur as a result of a change in forbearance usage. During the second quarter of 2012, we increased our focus on encouraging borrowers to enter into repayment plans in lieu of using forbearance to better help our borrowers manage their overall payment obligations. As we expected, this change resulted in higher late-stage delinquencies in the third quarter of 2012 (which have subsequently declined as of December 31, 2012 as discussed above) and higher charge-offs during the last six months of 2012. The percentage of loans in forbearance dropped to 3.5 percent as of December 31, 2012 compared to 4.4 percent as of December 31, 2011. We believe most of this increase in charge-offs is an acceleration of charge-offs that would have occurred in future periods and, as a result, we expect charge-offs to decline in 2013.

Additionally, Private Education Loans that have defaulted between 2008 and 2011 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue not to do so. Our allowance for loan losses takes into account these potential recovery uncertainties.

The $41 million increase in the Private Education Loan provision for loan losses in fourth-quarter 2012 compared with the year-ago quarter was primarily the result of the higher charge-offs that occurred in fourth-quarter 2012 discussed above.

The $171 million decline in the Private Education Loan provision for loan losses for the year ended December 31, 2012 compared with the prior-year reflects the improving credit quality and performance trends discussed above. The charge-off rate for the full year declined to 3.37 percent in 2012 from 3.72 percent in 2011.

For a more detailed discussion of our policy for determining the collectability of Private Education Loans and maintaining our allowance for Private Education Loan losses, see Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Allowance for Loan Losses” in our Annual Report on Form 10-K for the year ended December 31, 2011.

Other Income — Consumer Lending Segment

Included in other income for the fourth-quarter 2011 was a $9 million mark-to-market loss related to classifying $12 million of non-U.S. dollar-denominated student loans as held-for-sale. This $12 million portfolio is our entire non-U.S. dollar-denominated loan portfolio.

Operating Expenses — Consumer Lending Segment

Operating expenses for our Consumer Lending segment include costs incurred to originate Private Education Loans and to service and collect on our Private Education Loan portfolio. The decrease in operating expenses in the quarter and year ended December 31, 2012 compared with the year-ago periods was primarily the result of the current-year benefit of the cost-cutting efforts we implemented throughout 2011. Operating expenses were 68 basis points and 72 basis points of average Private Education Loans in the quarters ended December 31, 2012 and 2011, respectively, and 70 basis points and 82 basis points of average Private Education Loans in the years ended December 31, 2012 and 2011, respectively.

Business Services Segment

The following table shows “Core Earnings” results for our Business Services segment.

	Quarters Ended			% Increase (Decrease)		Years Ended		% Increase (Decrease)
(Dollars in millions)	Dec. 31, 2012	Sept. 30, 2012	Dec. 31, 2011	Dec. 31, 2012 vs. Sept. 30, 2012	Dec. 31, 2012 vs. Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011	Dec. 31, 2012 vs. Dec. 31, 2011
Net interest income	$3	$3	$3	—%	—%	$10	$11	(9)%
Servicing revenue:
Intercompany loan servicing	158	164	180	(4)	(12)	670	739	(9)
Third-party loan servicing	24	26	22	(8)	9	98	82	20
Guarantor servicing	10	11	12	(9)	(17)	44	52	(15)
Other servicing	26	23	24	13	8	98	97	1

Total servicing revenue	218	224	238	(3)	(8)	910	970	(6)
Contingency revenue	95	85	85	12	12	356	333	7
Other Business Services revenue	10	7	40	43	(75)	33	70	(53)

Total other income	323	316	363	2	(11)	1,299	1,373	(5)
Direct operating expenses	121	112	114	8	6	462	482	(4)
Restructuring expenses	2	1	1	100	100	6	3	100

Total expenses	123	113	115	9	7	468	485	(4)

Income from continuing operations, before income tax expense	203	206	251	(1)	(19)	841	899	(6)
Income tax expense	69	76	93	(9)	(26)	303	330	(8)

“Core Earnings”	134	130	158	3	(15)	538	569	(5)
Less: net loss attributable to noncontrolling interest	—	(1)	—	100	—	(2)	(1)	100

“Core Earnings” attributable to SLM Corporation	$134	$131	$158	2%	(15)%	$540	$570	(5)%

Our Business Services segment earns intercompany loan servicing fees from servicing the FFELP Loans in our FFELP Loans segment. The average balance of this portfolio was $126 billion and $138 billion for the quarters ended December 31, 2012 and 2011, respectively, and $134 billion and $141 billion for the years ended December 31, 2012 and 2011, respectively. The decline in intercompany loan servicing revenue from the year-ago period is primarily the result of a lower outstanding principal balance in the underlying portfolio.

As of December 31, 2012, we are servicing approximately 4.3 million accounts under the ED Servicing Contract compared with 4.1 million and 3.6 million accounts serviced at September 30, 2012 and December 31, 2011, respectively. The increase in the third-party loan servicing fees for the current quarter and year-to-date periods compared with the prior-year periods was driven by the increase in the number of accounts serviced as well as an increase in ancillary servicing fees earned. The fourth quarters of 2012 and 2011 included $22 million and $17 million, respectively, of servicing revenue related to the ED Servicing Contract. The years ended December 31, 2012 and 2011 included $84 million and $63 million, respectively, of servicing revenue related to the ED Servicing Contract.

Guarantor Servicing revenue declined for the quarter and year ended December 31, 2012 compared with the prior-year periods primarily due to the declining balance of FFELP loans outstanding for which we earn fees.

Other servicing revenue includes account asset servicing revenue and Campus Solutions revenue. Account asset servicing revenue represents fees earned on program management, transfer and servicing agent services and administration services for 529 college savings plans we service. Assets under administration of 529 college savings plans totaled $44.7 billion as of December 31, 2012, a 19 percent increase from the year-ago quarter. Campus Solutions revenue is earned from our Campus Solutions business whose services include comprehensive financing and transaction processing solutions that we provide to college financial aid offices and students to streamline the financial aid process.

Our contingency revenue consists of fees we receive for collections of delinquent debt on behalf of clients performed on a contingency basis. Contingency revenue increased $10 million in the current quarter and $23 million in the current year compared with prior-year periods as a result of the higher volume of collections. The following table presents the outstanding inventory of contingent collections receivables that our Business Services segment will collect on behalf of others. We expect the inventory of contingent collections receivables to decline over time as a result of the elimination of FFELP in July 2010.

(Dollars in millions)	December 31, 2012	September 30, 2012	December 31, 2011
Student loans	$13,511	$12,151	$11,553
Other	2,089	2,018	2,017

Total	$15,600	$14,169	$13,570

Other Business Services revenue is primarily transaction fees that are earned in conjunction with our rewards program from participating companies based on member purchase activity, either online or in stores, depending on the contractual arrangement with the participating company. In fourth-quarter 2011, we terminated our credit card affiliation program with a third-party bank and concurrently entered into an affiliation program with a new bank. In terminating the old program, we recognized a $25 million gain which primarily represented prior cash advances we received that were previously recorded as deferred revenue.

Revenues related to services performed on FFELP Loans accounted for 74 percent and 71 percent, respectively, of total segment revenues for the quarters ended December 31, 2012 and 2011, and were 76 percent of total segment revenues for both the years ended December 31, 2012 and 2011.

Operating Expenses — Business Services Segment

Operating expenses for the three months ended December 31, 2012 increased from the year-ago period, primarily as a result of additional costs associated with the increase in contingency collections revenue as well as servicing and collections technology investments. Operating expenses for the year ended December 31, 2012 decreased from the year-ago period, primarily as a result of the current-year benefit of the cost-cutting efforts we implemented throughout 2011.

FFELP Loans Segment

The following table shows “Core Earnings” results for our FFELP Loans segment.

	Quarters Ended			% Increase (Decrease)		Years Ended		% Increase (Decrease)
(Dollars in millions)	Dec. 31, 2012	Sept. 30, 2012	Dec. 31, 2011	Dec. 31, 2012 vs. Sept. 30, 2012	Dec. 31, 2012 vs. Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011	Dec. 31, 2012 vs. Dec. 31, 2011
“Core Earnings” interest income:
FFELP Loans	$654	$712	$746	(8)%	(12)%	$2,744	$2,914	(6)%
Cash and investments	3	3	2	—	50	11	5	120

Total “Core Earnings” interest income	657	715	748	(8)	(12)	2,755	2,919	(6)
Total “Core Earnings” interest expense	360	399	392	(10)	(8)	1,591	1,472	8

Net “Core Earnings” interest income	297	316	356	(6)	(17)	1,164	1,447	(20)
Less: provision for loan losses	18	18	19	—	(5)	72	86	(16)

Net “Core Earnings” interest income after provision for loan losses	279	298	337	(6)	(17)	1,092	1,361	(20)
Servicing revenue	21	22	19	(5)	11	90	85	6
Other income	—	—	1	—	(100)	—	1	(100)

Total other income	21	22	20	(5)	5	90	86	5
Direct operating expenses	165	171	185	(4)	(11)	702	760	(8)
Restructuring expenses	—	—	—	—	—	—	1	(100)

Total expenses	165	171	185	(4)	(11)	702	761	(8)

Income from continuing operations, before income tax expense	135	149	172	(9)	(22)	480	686	(30)
Income tax expense	46	55	63	(16)	(27)	173	252	(31)

“Core Earnings”	$89	$94	$109	(5)%	(18)%	$307	$434	(29)%

FFELP Loans Net Interest Margin

The following table shows the FFELP Loans “Core Earnings” basis net interest margin along with reconciliation to the GAAP basis FFELP Loans net interest margin.

	Quarters Ended			Years Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
“Core Earnings” basis FFELP Loan yield	2.63%	2.65%	2.63%	2.66%	2.59%
Hedged Floor Income	.24	.24	.28	.26	.25
Unhedged Floor Income	.11	.13	.12	.11	.12
Consolidation Loan Rebate Fees	(.67)	(.66)	(.65)	(.67)	(.65)
Repayment Borrower Benefits	(.13)	(.11)	(.13)	(.13)	(.12)
Premium amortization	(.13)	(.07)	(.13)	(.15)	(.15)

“Core Earnings” basis FFELP Loan net yield	2.05	2.18	2.12	2.08	2.04
“Core Earnings” basis FFELP Loan cost of funds	(1.05)	(1.13)	(1.05)	(1.13)	(.98)

“Core Earnings” basis FFELP Loan spread	1.00	1.05	1.07	.95	1.06
“Core Earnings” basis FFELP other interest-earning asset spread impact	(.11)	(.13)	(.10)	(.11)	(.08)

“Core Earnings” basis FFELP Loans net interest margin(1)	.89%	.92%	.97%	.84%	.98%

“Core Earnings” basis FFELP Loans net interest margin(1)	.89%	.92%	.97%	.84%	.98%
Adjustment for GAAP accounting treatment(2)	.37	.32	.33	.31	.34

GAAP basis FFELP Loans net interest margin	1.26%	1.24%	1.30%	1.15%	1.32%

(1)	The average balances of our FFELP “Core Earnings” basis interest-earning assets for the respective periods are:

	Quarters Ended			Years Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
(Dollars in millions)
FFELP Loans	$126,874	$129,621	$139,308	$132,124	$143,109
Other interest-earning assets	6,152	7,601	5,989	6,619	5,194

Total FFELP “Core Earnings” basis interest-earning assets	$133,026	$137,222	$145,297	$138,743	$148,303

(2)

Represents the reclassification of periodic interest accruals on derivative contracts from net interest income to other income and other derivative accounting adjustments. For further discussion of these adjustments, see section titled “‘Core Earnings’ — Definition and Limitations — Difference between ‘Core Earnings’ and GAAP” above.

The decrease in the “Core Earnings” basis FFELP Loans net interest margin of 8 basis points for the quarter ended December 31, 2012 compared with the quarter ended December 31, 2011 and of 14 basis points for the year ended December 31, 2012 compared with the year-ago period was primarily the result of a general increase in our funding costs related to unsecured and ABS debt issuances over the last year and increased spread impacts from increases in the average balance of our other interest-earning assets. These assets are primarily securitization trust restricted cash. Our other interest-earning asset portfolio yields a negative net interest margin and as a result, when its relative weighting increases, the overall net interest margin declines.

During the fourth-quarter 2011, the Administration announced SDCL. The initiative provided an incentive to borrowers who have at least one student loan owned by ED and at least one held by a FFELP lender to consolidate the FFELP lender’s loans into the Direct Loan Program by providing a 0.25 percentage point interest rate reduction on the FFELP Loans that are eligible for consolidation. The program was available from January 17, 2012 through June 30, 2012. As a result of the SDCL initiative, borrowers consolidated approximately $5.2 billion of our FFELP Loans to ED. The consolidation of these loans resulted in the acceleration of $42 million of non-cash loan premium amortization and $8 million of non-cash debt discount amortization during 2012. This combined $50 million acceleration of non-cash amortization related to this activity reduced the FFELP Loans net interest margin by 4 basis points for the year ended December 31, 2012.

On December 23, 2011, the President signed the Consolidated Appropriations Act of 2012 into law. This law includes changes that permit FFELP lenders or beneficial holders to change the index on which the Special Allowance Payments (“SAP”) are calculated for FFELP Loans first disbursed on or after January 1, 2000. We elected to use the one-month LIBOR rate rather than the CP rate commencing on April 1, 2012 in connection with our entire $128 billion of CP indexed loans. This change will help us to better match loan yields with our financing costs. This election did not materially affect our results for the year ended December 31, 2012.

As of December 31, 2012, our FFELP Loan portfolio totaled approximately $125.6 billion, comprised of $44.3 billion of FFELP Stafford and $81.3 billion of FFELP Consolidation Loans. The weighted-average life of these portfolios is 4.9 years and 9.9 years, respectively, assuming a Constant Prepayment Rate (“CPR”) of 4 percent and 3 percent, respectively.

FFELP Loan Provision for Loan Losses and Charge-Offs

The following table summarizes the FFELP Loan provision for loan losses and charge-offs.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
FFELP Loan provision for loan losses	$18	$18	$19	$72	$86
FFELP Loan charge-offs	$23	$23	$19	$92	$78

Operating Expenses — FFELP Loans

Operating expenses for our FFELP Loans segment primarily include the contractual rates we pay to service loans in term asset-backed securitization trusts or a similar rate if a loan is not in a term financing facility (which is presented as an intercompany charge from the Business Services segment who services the loans), the fees we pay for third-party loan servicing and costs incurred to acquire loans. The intercompany revenue charged by the Business Services segment and included in those amounts was $158 million and $180 million for the quarters ended December 31, 2012 and 2011, respectively, and $670 million and $739 million for the years ended December 31, 2012 and 2011, respectively. These amounts exceed the actual cost of servicing the loans. Operating expenses were 52 basis points and 53 basis points of average FFELP Loans in the quarters ended December 31, 2012 and 2011, respectively, and 53 basis points and 53 basis points for the years ended December 31, 2012 and 2011, respectively. The decline in operating expenses from the prior-year quarter was primarily the result of the reduction in the average outstanding balance of our FFELP Loans portfolio.

Other Segment

The following table shows “Core Earnings” results of our Other segment.

	Quarters Ended			% Increase (Decrease)		Years Ended		% Increase (Decrease)
(Dollars in millions)	Dec. 31, 2012	Sept. 30, 2012	Dec. 31, 2011	Dec. 31, 2012 vs. Sept. 30, 2012	Dec. 31, 2012 vs. Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011	Dec. 31, 2012 vs. Dec. 31, 2011
Net interest loss after provision	$(5)	$(8)	$(21)	(38)%	(76)%	$(19)	$(58)	(67)%
Gains on debt repurchases	43	44	—	(2)	100	145	64	127
Other income (loss)	4	4	(22)	—	118	15	(8)	288

Total other income (loss)	47	48	(22)	(2)	314	160	56	186

Expenses:
Direct operating expenses	1	3	3	(67)	(67)	7	13	(46)
Overhead expenses:
Corporate overhead	29	28	29	4	—	121	163	(26)
Unallocated Information technology costs	29	27	25	7	16	109	117	(7)

Total overhead expenses	58	55	54	5	7	230	280	(18)

Total operating expenses	59	58	57	2	4	237	293	(19)
Restructuring expenses	—	—	1	—	(100)	4	2	100

Total expenses	59	58	58	2	2	241	295	(18)

Loss from continuing operations, before income tax benefit	(17)	(18)	(101)	(6)	(83)	(100)	(297)	(66)
Income tax benefit	(5)	(7)	(38)	(29)	(87)	(36)	(109)	(67)

Net loss from continuing operations	(12)	(11)	(63)	9	(81)	(64)	(188)	(66)
Income from discontinued operations, net of tax expense	—	—	1	—	(100)	1	33	(97)

“Core Earnings” (loss)	$(12)	$(11)	$(62)	9%	(81)%	$(63)	$(155)	(59)%

Net Interest Income (Loss) after Provision for Loan Losses

Net interest income (loss) after provision for loan losses includes net interest income related to our corporate liquidity portfolio as well as net interest income and provision expense related to our mortgage and consumer loan portfolios. The improvement in the three month and year ended periods compared with the prior-year periods was primarily the result of our not recording any provision for loan losses related to our mortgage and consumer loan portfolios in 2012. Each quarter we perform an analysis regarding the adequacy of the loan loss allowance for these portfolios and we determined that no additional allowance for loan losses was required in 2012 related to this $137 million portfolio.

Gains on Debt Repurchases

We repurchased $191 million face amount of our debt for the quarter ended December 31, 2012 and none for the quarter ended December 31, 2011; $711 million and $894 million face amount of our debt for the years ended December 31, 2012 and 2011, respectively.

Other Income

The fourth quarter of 2011 includes $26 million of impairment on certain investments in aircraft leveraged leases. As of December 31, 2012, our total remaining investment in airline leases is $39 million.

Overhead

Corporate overhead is comprised of costs related to executive management, the board of directors, accounting, finance, legal, human resources and stock-based compensation expense. Unallocated information technology costs are related to infrastructure and operations.

The decrease in overhead for the year ended December 31, 2012 compared with the year-ago period was primarily the result of the current-year benefit of the cost-cutting efforts we implemented throughout 2011.

Financial Condition

This section provides additional information regarding the changes in our loan portfolio assets and related liabilities as well as credit quality and performance indicators related to our Consumer Lending portfolio.

Summary of our Student Loan Portfolio

Ending Student Loan Balances, net

	December 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total
Total student loan portfolio:
In-school(1)	$1,506	$—	$1,506	$2,194	$3,700
Grace, repayment and other(2)	42,189	80,640	122,829	36,360	159,189

Total, gross	43,695	80,640	124,335	38,554	162,889
Unamortized premium/(discount)	691	745	1,436	(796)	640
Receivable for partially charged-off loans	—	—	—	1,347	1,347
Allowance for loan losses	(97)	(62)	(159)	(2,171)	(2,330)

Total student loan portfolio	$44,289	$81,323	$125,612	$36,934	$162,546

% of total FFELP	35%	65%	100%
% of total	27%	50%	77%	23%	100%

	September 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total
Total student loan portfolio:
In-school(1)	$1,721	$—	$1,721	$2,144	$3,865
Grace, repayment and other(2)	42,949	81,771	124,720	36,664	161,384

Total, gross	44,670	81,771	126,441	38,808	165,249
Unamortized premium/(discount)	710	762	1,472	(814)	658
Receivable for partially charged-off loans	—	—	—	1,303	1,303
Allowance for loan losses	(102)	(64)	(166)	(2,196)	(2,362)

Total student loan portfolio	$45,278	$82,469	$127,747	$37,101	$164,848

% of total FFELP	35%	65%	100%
% of total	27%	50%	77%	23%	100%

	December 31, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total
Total student loan portfolio:
In-school(1)	$3,100	$—	$3,100	$2,263	$5,363
Grace, repayment and other(2)	46,618	86,925	133,543	35,830	169,373

Total, gross	49,718	86,925	136,643	38,093	174,736
Unamortized premium/(discount)	839	835	1,674	(873)	801
Receivable for partially charged-off loans	—	—	—	1,241	1,241
Allowance for loan losses	(117)	(70)	(187)	(2,171)	(2,358)

Total student loan portfolio	$50,440	$87,690	$138,130	$36,290	$174,420

% of total FFELP	37%	63%	100%
% of total	29%	50%	79%	21%	100%

(1)	Loans for borrowers still attending school and are not yet required to make payments on the loan.

(2)	Includes loans in deferment or forbearance.

Average Student Loan Balances (net of unamortized premium/discount)

	Quarter Ended December 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total
Total	$44,955	$81,919	$126,874	$37,926	$164,800
% of FFELP	35%	65%	100%
% of total	27%	50%	77%	23%	100%

	Quarter Ended September 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total
Total	$46,294	$83,327	$129,621	$37,545	$167,166
% of FFELP	36%	64%	100%
% of total	28%	50%	78%	22%	100%

	Quarter Ended December 31, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total
Total	$51,106	$88,202	$139,308	$37,259	$176,567
% of FFELP	37%	63%	100%
% of total	29%	50%	79%	21%	100%

	Year Ended December 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total
Total	$47,629	$84,495	$132,124	$37,691	$169,815
% of FFELP	36%	64%	100%
% of total	28%	50%	78%	22%	100%

	Year Ended December 31, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total
Total	$53,163	$89,946	$143,109	$36,955	$180,064
% of FFELP	37%	63%	100%
% of total	29%	50%	79%	21%	100%

Student Loan Activity

	Quarter Ended December 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$45,278	$82,469	$127,747	$37,101	$164,848
Acquisitions and originations	390	266	656	510	1,166
Capitalized interest and premium/discount amortization	393	325	718	328	1,046
Consolidations to third parties	(548)	(267)	(815)	(18)	(833)
Sales	(103)	—	(103)	—	(103)
Repayments and other	(1,121)	(1,470)	(2,591)	(987)	(3,578)

Ending balance	$44,289	$81,323	$125,612	$36,934	$162,546

	Quarter Ended September 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$48,113	$84,720	$132,833	$36,454	$169,287
Acquisitions and originations	225	63	288	1,384	1,672
Capitalized interest and premium/discount amortization	335	371	706	193	899
Consolidations to third parties	(2,071)	(1,276)	(3,347)	(13)	(3,360)
Sales	(144)	—	(144)	—	(144)
Repayments and other	(1,180)	(1,409)	(2,589)	(917)	(3,506)

Ending balance	$45,278	$82,469	$127,747	$37,101	$164,848

	Quarter Ended December 31, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$51,682	$88,977	$140,659	$36,157	$176,816
Acquisitions and originations	121	31	152	569	721
Capitalized interest and premium/discount amortization	508	378	886	419	1,305
Consolidations to third parties	(617)	(250)	(867)	(21)	(888)
Sales	(186)	—	(186)	—	(186)
Repayments and other	(1,068)	(1,446)	(2,514)	(834)	(3,348)

Ending balance	$50,440	$87,690	$138,130	$36,290	$174,420

	Year Ended December 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$50,440	$87,690	$138,130	$36,290	$174,420
Acquisitions and originations	2,764	903	3,667	3,386	7,053
Capitalized interest and premium/discount amortization	1,373	1,443	2,816	1,029	3,845
Consolidations to third parties	(5,049)	(2,803)	(7,852)	(73)	(7,925)
Sales	(530)	—	(530)	—	(530)
Repayments and other	(4,709)	(5,910)	(10,619)	(3,698)	(14,317)

Ending balance	$44,289	$81,323	$125,612	$36,934	$162,546

	Year Ended December 31, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$56,252	$92,397	$148,649	$35,656	$184,305
Acquisitions and originations	814	802	1,616	2,942	4,558
Capitalized interest and premium/discount amortization	1,506	1,535	3,041	1,269	4,310
Consolidations to third parties	(2,741)	(1,058)	(3,799)	(69)	(3,868)
Sales	(754)	—	(754)	—	(754)
Repayments and other	(4,637)	(5,986)	(10,623)	(3,508)	(14,131)

Ending balance	$50,440	$87,690	$138,130	$36,290	$174,420

Private Education Loan Originations

The following table summarizes our Private Education Loan originations.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Smart Option — Interest Only(1)	$132	$351	$140	$941	$881
Smart Option — Fixed Pay(1)	160	428	134	1,005	1,118
Smart Option — Deferred(1)	211	555	166	1,319	579
Other	11	15	17	80	159

Total Private Education Loan originations	$514	$1,349	$457	$3,345	$2,737

(1)	Interest Only, Fixed Pay and Deferred describe the payment option while in school or in grace period.

Consumer Lending Portfolio Performance

Private Education Loan Delinquencies and Forbearance

	December 31, 2012		September 30, 2012		December 31, 2011
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$5,904		$6,800		$6,522
Loans in forbearance(2)	1,136		1,036		1,386
Loans in repayment and percentage of each status:
Loans current	28,575	90.7%	27,886	90.0%	27,122	89.9%
Loans delinquent 31-60 days(3)	1,012	3.2	954	3.1	1,076	3.6
Loans delinquent 61-90 days(3)	481	1.5	504	1.6	520	1.6
Loans delinquent greater than 90 days(3)	1,446	4.6	1,628	5.3	1,467	4.9

Total Private Education Loans in repayment	31,514	100%	30,972	100%	30,185	100%

Total Private Education Loans, gross	38,554		38,808		38,093
Private Education Loan unamortized discount	(796)		(814)		(873)

Total Private Education Loans	37,758		37,994		37,220
Private Education Loan receivable for partially charged-off loans	1,347		1,303		1,241
Private Education Loan allowance for losses	(2,171)		(2,196)		(2,171)

Private Education Loans, net	$36,934		$37,101		$36,290

Percentage of Private Education Loans in repayment		81.7%		79.8%		79.2%

Delinquencies as a percentage of Private Education Loans in repayment		9.3%		10.0%		10.1%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.5%		3.2%		4.4%

Loans in repayment greater than 12 months as a percentage of loans in repayment(4)		78.5%		77.1%		72.4%

(1)

Deferment includes borrowers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on their loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for borrowers who have requested extension of grace period generally during employment transition or who have temporarily ceased making payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Based on number of months in an active repayment status for which a scheduled monthly payment was due.

Allowance for Private Education Loan Losses

The following table summarizes changes in the allowance for Private Education Loan losses.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Allowance at beginning of period	$2,196	$2,186	$2,167	$2,171	$2,022
Provision for Private Education Loan losses	296	252	255	1,008	1,179
Charge-offs(1)	(329)	(250)	(263)	(1,037)	(1,072)
Reclassification of interest reserve(2)	8	8	12	29	42

Allowance at end of period	$2,171	$2,196	$2,171	$2,171	$2,171

Charge-offs as a percentage of average loans in repayment (annualized)	4.19%	3.23%	3.52%	3.37%	3.72%
Charge-offs as a percentage of average loans in repayment and forbearance (annualized)	4.04%	3.11%	3.36%	3.24%	3.55%
Allowance as a percentage of the ending total loans	5.44%	5.48%	5.52%	5.44%	5.52%
Allowance as a percentage of ending loans in repayment	6.89%	7.09%	7.19%	6.89%	7.19%
Average coverage of charge-offs (annualized)	1.7	2.2	2.1	2.1	2.0
Ending total loans(3)	$39,901	$40,111	$39,334	$39,901	$39,334
Average loans in repayment	$31,267	$30,816	$29,706	$30,750	$28,790
Ending loans in repayment	$31,514	$30,972	$30,185	$31,514	$30,185

(1)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

The following table provides detail for our traditional and non-traditional Private Education Loans for the quarters ended.

	December 31, 2012			September 30, 2012			December 31, 2011
(Dollars in millions)	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total
Ending total loans(1)	$36,144	$3,757	$39,901	$36,250	$3,861	$40,111	$35,233	$4,101	$39,334
Ending loans in repayment	28,930	2,584	31,514	28,356	2,616	30,972	27,467	2,718	30,185
Private Education Loan allowance for loan losses	1,637	534	2,171	1,634	562	2,196	1,542	629	2,171
Charge-offs as a percentage of average loans in repayment (annualized)	3.37%	13.21%	4.19%	2.56%	10.46%	3.23%	2.68%	11.94%	3.52%
Allowance as a percentage of ending total loans	4.5%	14.2%	5.4%	4.5%	14.6%	5.5%	4.4%	15.3%	5.5%
Allowance as a percentage of ending loans in repayment	5.7%	20.7%	6.9%	5.8%	21.5%	7.1%	5.6%	23.1%	7.2%
Average coverage of charge-offs (annualized)	1.7	1.6	1.7	2.3	2.0	2.2	2.1	2.0	2.1
Delinquencies as a percentage of Private Education Loans in repayment	8.1%	23.4%	9.3%	8.6%	25.1%	10.0%	8.6%	26.0%	10.1%
Delinquencies greater than 90 days as a percentage of Private Education Loans in repayment	3.9%	12.6%	4.6%	4.4%	14.6%	5.3%	4.0%	13.6%	4.9%
Loans in forbearance as a percentage of loans in repayment and forbearance	3.3%	5.1%	3.5%	3.1%	5.0%	3.2%	4.2%	6.6%	4.4%
Loans that entered repayment during the period(2)	$1,049	$60	$1,109	$884	$23	$907	$1,514	$110	$1,624
Percentage of Private Education Loans with a cosigner	68%	30%	65%	67%	30%	64%	65%	29%	62%
Average FICO at origination	728	624	720	727	624	719	726	624	717

(1)	Ending total loans represent gross Private Education Loans, plus the receivable for partially charged-off loans.

(2)	Includes loans that are required to make a payment for the first time.

As part of concluding on the adequacy of the allowance for loan losses, we review key allowance and loan metrics. The most significant of these metrics considered are the allowance coverage of charge-offs ratio; the allowance as a percentage of total loans and of loans in repayment; and delinquency and forbearance percentages.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for loan losses with an offsetting reduction in the receivable for partially charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered.

The following table summarizes the activity in the receivable for partially charged-off loans.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Receivable at beginning of period	$1,303	$1,277	$1,192	$1,241	$1,040
Expected future recoveries of current period defaults(1)	113	86	99	351	391
Recoveries(2)	(49)	(45)	(39)	(189)	(155)
Charge-offs(3)	(20)	(15)	(11)	(56)	(35)

Receivable at end of period	$1,347	$1,303	$1,241	$1,347	$1,241

(1)

Remaining loan balance expected to be collected from contractual loan balances partially charged off during the period. This is the difference between the defaulted loan balance and the amount of the defaulted loan balance that was charged off.

(2)	Current period cash collections.

(3)

Represents the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

The tables below show the composition and status of the Private Education Loan portfolio aged by number of months in active repayment status (months for which a scheduled monthly payment was due). As indicated in the tables, the percentage of loans in forbearance status decreases the longer the loans have been in active repayment status. At December 31, 2012, loans in forbearance status as a percentage of loans in repayment and forbearance were 5.9 percent for loans that have been in active repayment status for less than 25 months. The percentage drops to 1.3 percent for loans that have been in active repayment status for more than 48 months. Approximately 70 percent of our Private Education Loans in forbearance status has been in active repayment status less than 25 months.

	Monthly Scheduled Payments Due
(Dollars in millions) December 31, 2012	0 to 12	13 to 24	25 to 36	37 to 48	More than 48	Not Yet in Repayment	Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$5,904	$5,904
Loans in forbearance	602	195	149	83	107	—	1,136
Loans in repayment — current	5,591	5,366	5,405	4,403	7,810	—	28,575
Loans in repayment — delinquent 31-60 days	353	189	175	116	179	—	1,012
Loans in repayment — delinquent 61-90 days	185	95	81	49	71	—	481
Loans in repayment — delinquent greater than 90 days	640	292	227	129	158	—	1,446

Total	$7,371	$6,137	$6,037	$4,780	$8,325	$5,904	38,554

Unamortized discount							(796)
Receivable for partially charged-off loans							1,347
Allowance for loan losses							(2,171)

Total Private Education Loans, net							$36,934

Loans in forbearance as a percentage of loans in repayment and forbearance	8.2%	3.2%	2.5%	1.7%	1.3%	—%	3.5%

	Monthly Scheduled Payments Due
(Dollars in millions) September 30, 2012	0 to 12	13 to 24	25 to 36	37 to 48	More than 48	Not Yet in Repayment	Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$6,800	$6,800
Loans in forbearance	588	169	122	65	92	—	1,036
Loans in repayment — current	5,697	6,078	5,115	3,913	7,083	—	27,886
Loans in repayment — delinquent 31-60 days	341	198	165	104	146	—	954
Loans in repayment — delinquent 61-90 days	221	94	80	46	63	—	504
Loans in repayment — delinquent greater than 90 days	841	306	221	116	144	—	1,628

Total	$7,688	$6,845	$5,703	$4,244	$7,528	$6,800	38,808

Unamortized discount							(814)
Receivable for partially charged-off loans							1,303
Allowance for loan losses							(2,196)

Total Private Education Loans, net							$37,101

Loans in forbearance as a percentage of loans in repayment and forbearance	7.7%	2.5%	2.1%	1.5%	1.2%	—%	3.2%

	Monthly Scheduled Payments Due
(Dollars in millions) December 31, 2011	0 to 12	13 to 24	25 to 36	37 to 48	More than 48	Not Yet in Repayment	Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$6,522	$6,522
Loans in forbearance	920	194	126	66	80	—	1,386
Loans in repayment — current	6,866	6,014	5,110	3,486	5,646	—	27,122
Loans in repayment — delinquent 31-60 days	506	212	158	83	117	—	1,076
Loans in repayment — delinquent 61-90 days	245	100	78	41	56	—	520
Loans in repayment — delinquent greater than 90 days	709	317	205	102	134	—	1,467

Total	$9,246	$6,837	$5,677	$3,778	$6,033	$6,522	38,093

Unamortized discount							(873)
Receivable for partially charged-off loans							1,241
Allowance for loan losses							(2,171)

Total Private Education Loans, net							$36,290

Loans in forbearance as a percentage of loans in repayment and forbearance	10.0%	2.8%	2.2%	1.8%	1.3%	—%	4.4%

The monthly average number of loans granted forbearance as a percentage of loans in repayment and forbearance decreased to 4.6 percent in the fourth quarter of 2012 compared with 5.3 percent for the year-ago quarter. As of December 31, 2012, 2.3 percent of loans in current status were delinquent as of the end of the prior month, but were granted a forbearance that made them current as of December 31, 2012 (borrowers made payments on approximately 34 percent of these loans immediately prior to being granted forbearance).

Liquidity and Capital Resources

We expect to fund our ongoing liquidity needs, including the origination of new Private Education Loans and the repayment of $2.3 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash and investment portfolio, the issuance of additional bank deposits, the predictable operating cash flows provided by earnings, the repayment of principal on unencumbered student loan assets and the distributions from our securitization trusts (including servicing fees which are priority payments within the trusts). We may also draw down on our FFELP ABCP Facilities and the facility with the Federal Home Loan Bank in Des Moines (the “FHLB-DM Facility”); and we may also issue term ABS and unsecured debt.

Currently, new Private Education Loan originations are initially funded through deposits and subsequently securitized to term. We have $1.6 billion of cash at the Bank as of December 31, 2012 available to fund future originations. We no longer originate FFELP Loans and therefore no longer have liquidity requirements for new FFELP Loan originations.

We will continue to opportunistically purchase FFELP Loan portfolios from others. Additionally, we still expect to redeem all remaining FFELP Loans we previously sold into the ED Conduit Program on or before the program’s anticipated January 19, 2014, maturity date (the “ED Maturity Date”). We plan to rely primarily on securitizing these loans to term through securitization trusts. However, existing FFELP ABCP and FHLB-DM Facility capacities, as well as additional capital markets funding sources may be needed to fully and timely achieve our objectives.

Since December 31, 2010, we have refinanced approximately $9.4 billion in principal amount of our FFELP Loans previously sold into the ED Conduit Program, most being funded to term through the use of securitization trusts. As of December 31, 2012, we have $9.5 billion in principal amount of FFELP Loans remaining in the ED Conduit Program. If we cannot obtain sufficient cost-effective funding to finance any or all of the FFELP Loans remaining in the ED Conduit Program on or before the ED Maturity Date, any remaining FFELP Loans still in the program must be put to ED at 97 percent of their principal value which results in us forfeiting three percent of the principal amount of those loans. In addition, we will also no longer collect future servicing revenues on any loans put to ED.

Sources of Liquidity and Available Capacity

The following tables detail our main sources of primary liquidity.

Ending Balances

	As of
(Dollars in millions)	December 31, 2012	September 30, 2012	December 31, 2011
Sources of primary liquidity:
Unrestricted cash and liquid investments:
Holding Company and other non-bank subsidiaries	$2,376	$2,544	$1,403
Sallie Mae Bank(1)	1,598	601	1,462

Total unrestricted cash and liquid investments	$3,974	$3,145	$2,865

Unencumbered FFELP Loans	$1,656	$1,049	$994

Average Balances

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Sources of primary liquidity:
Unrestricted cash and liquid investments:
Holding Company and other non-bank subsidiaries	$2,511	$2,785	$1,802	$2,386	$2,488
Sallie Mae Bank(1)	1,316	794	1,109	913	1,230

Total unrestricted cash and liquid investments	$3,827	$3,579	$2,911	$3,299	$3,718

Unencumbered FFELP Loans	$1,476	$1,040	$890	$1,218	$1,399

(1)	This cash will be used primarily to originate or acquire student loans at the Bank. See discussion below on restrictions on the Bank to pay dividends.

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP ABCP Facility and FHLB-DM Facility will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of December 31, 2012, September 30, 2012 and December 31, 2011, the maximum additional capacity under these facilities was $11.8 billion, $11.3 billion and $11.3 billion, respectively. For the three months ended December 31, 2012, September 30, 2012 and December 31, 2011, the average maximum additional capacity under these facilities was $11.3 billion, $11.1 billion and $11.1 billion, respectively. For the years ended December 31, 2012 and 2011, the average maximum additional capacity under these facilities was $11.3 billion and $11.4 billion, respectively.

We also hold a number of other unencumbered assets, consisting primarily of Private Education Loans and other assets. Total unencumbered student loans, net, comprised $12.1 billion of our unencumbered assets of which $10.4 billion and $1.7 billion related to Private Education Loans, net and FFELP Loans, net, respectively. At December 31, 2012, we had a total of $21.2 billion of unencumbered assets inclusive of those described above as sources of primary liquidity and exclusive of goodwill and acquired intangibles.

The Bank’s ability to pay dividends is subject to the laws of Utah and the regulations of the FDIC. Generally, under Utah’s industrial bank laws and regulations as well as FDIC regulations, the Bank may pay dividends from its net profits without regulatory approval if, following the payment of the dividend, the Bank’s capital and surplus would not be impaired. While applicable Utah and FDIC regulations differ in approach as to determinations of impairment of capital and surplus, neither method of determination has historically required the Bank to obtain consent to the payment of dividends. For the years ended December 31, 2012 and 2011, the Bank paid dividends of $420 million and $100 million, respectively.

The following table reconciles encumbered and unencumbered assets and their net impact on total tangible equity.

(Dollars in billions)	December 31, 2012	September 30, 2012	December 31, 2011
Net assets of consolidated variable interest entities (encumbered assets)	$13.2	$13.0	$12.9
Tangible unencumbered assets(1)	21.2	20.4	20.2
Unsecured debt	(26.7)	(25.4)	(24.1)
Mark-to-market on unsecured hedged debt(2)	(1.7)	(1.9)	(1.9)
Other liabilities, net	(1.4)	(1.6)	(2.3)

Total tangible equity	$4.6	$4.5	$4.8

(1)	Excludes goodwill and acquired intangible assets.

(2)

At December 31, 2012, September 30, 2012 and December 31, 2011, there were $1.4 billion, $1.5 billion and $1.6 billion, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.

“Core Earnings” Basis Borrowings

The following table presents the ending balances of our “Core Earnings” basis borrowings.

	December 31, 2012			September 30, 2012			December 31, 2011
(Dollars in millions)	Short Term	Long Term	Total	Short Term	Long Term	Total	Short Term	Long Term	Total
Unsecured borrowings:
Senior unsecured debt	$2,319	$15,446	$17,765	$1,230	$16,883	$18,113	$1,801	$15,199	$17,000
Brokered deposits	979	3,088	4,067	737	2,570	3,307	1,733	1,956	3,689
Retail and other deposits	3,247	—	3,247	2,450	—	2,450	2,123	—	2,123
Other(1)	1,609	—	1,609	1,554	—	1,554	1,329	—	1,329

Total unsecured borrowings	8,154	18,534	26,688	5,971	19,453	25,424	6,986	17,155	24,141

Secured borrowings:
FFELP Loan securitizations	—	105,525	105,525	—	106,312	106,312	—	107,905	107,905
Private Education Loan securitizations	—	19,656	19,656	—	19,471	19,471	—	19,297	19,297
ED Conduit Program facility	9,551	—	9,551	12,778	—	12,778	21,313	—	21,313
FFELP ABCP Facility	—	4,154	4,154	—	4,615	4,615	—	4,445	4,445
Private Education Loan ABCP Facility	—	1,070	1,070	—	1,491	1,491	—	1,992	1,992
Acquisition financing(2)	—	673	673	—	761	761	—	916	916
FHLB-DM Facility	2,100	—	2,100	1,680	—	1,680	1,210	—	1,210

Total secured borrowings	11,651	131,078	142,729	14,458	132,650	147,108	22,523	134,555	157,078

Total “Core Earnings” basis	19,805	149,612	169,417	20,429	152,103	172,532	29,509	151,710	181,219
Hedge accounting adjustments	51	2,789	2,840	28	2,683	2,711	64	2,683	2,747

Total GAAP basis	$19,856	$152,401	$172,257	$20,457	$154,786	$175,243	$29,573	$154,393	$183,966

(1)	“Other” primarily consists of the obligation to return cash collateral held related to derivative exposure.

(2)	Relates to the acquisition of $25 billion of student loans at the end of 2010.

Transactions during the Fourth-Quarter 2012

The following financing transactions have taken place in the fourth quarter of 2012:

FFELP Financings:

•	November 8, 2012 — issued $1.3 billion FFELP ABS.

•	December 20, 2012 — issued $1.5 billion FFELP ABS.

Private Education Loan Financings:

•	October 18, 2012 — issued $976 million Private Education Loan ABS.

In fourth-quarter 2012, Sallie Mae paid a common stock dividend of $0.125 per share, resulting in full-year common stock dividends paid of $0.50 per share.

For the fourth-quarter and year ended 2012, Sallie Mae repurchased 9.9 million and 58.0 million shares of common stock for $170 million and $900 million, respectively.